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Exhibit 10.21

***Text Omitted and Filed Separately
with the Securities and Exchange Commission.
Confidential Treatment Requested
Under 17 C.F.R. Sections 200.80(b)(4)
and 230.406

CONSIGNMENT INVENTORY AGREEMENT

This Agreement ("Agreement") is entered into this September 13, 2004 ("Effective Date") by Varian, Inc., a Delaware corporation, through its Electronics Manufacturing business, with an office at 615 South River Drive, Tempe, Arizona 85281 ("VEM"), and Cardionet Incorporated, a CA corporation, with an office at 510 Market ST, San Diego, CA 92101 ("Customer").

WHEREAS, VEM and Customer have executed or expect soon to execute a purchase agreement ("Purchase Agreement") under which VEM will manufacture and supply electronics products ("Products") to Customer; and

WHEREAS, Customer may desire to provide VEM on a consignment basis, from time-to-time and at Customer's own expense, certain materials and components to be incorporated into such Products; and

WHEREAS, VEM may, in its discretion, receive and maintain such Customer-furnished materials and components on a consignment basis pending consumption in the manufacturing process, subject to all terms and conditions of this Agreement.

NOW THEREFORE, the Parties hereby agree as follows:

1.
This Agreement shall begin on the Effective Date and continue until terminated by either Party upon thirty (30) days written notice. Any provision of this Agreement which by its nature is intended to survive such termination shall do so, including but not limited to paragraphs 4, 6, 8, 11, 12, 13 and 14.

2.
VEM may, from time-to-time and as mutually agreed by the Parties, receive, stock and utilize Customer-owned and furnished material and components ("CFM"). All such activity shall be exclusively governed by the terms of this Agreement and of the Purchase Agreement, whether or not specifically referenced on any Consignment Order (as defined below) or other relevant documents.

3.
CFM will be shipped to VEM only pursuant to VEM consignment purchase orders ("Consignment Orders"). Each Consignment Order shall specify the price VEM will pay Customer if and when such CFM is consumed in VEM's manufacturing process ("Invoice Price").

4.
CFM will be delivered to VEM's facility at [. . . *** . . .] expense. [. . . *** . . .] shall be responsible for all costs of shipping, handling, and insuring CFM, and for any applicable duties.

5.
VEM shall have a reasonable period of time, but no less than thirty (30) days, to inspect CFM. VEM may reject and return any defective or non-conforming CFM at Customer's expense.

6.
Customer warrants that all CFM will be free from defects in materials and workmanship, conform with all applicable specifications, be suitable for the manufacture of Products for Customer, and be deemed to have been purchased from a Customer approved vendor list (AVL). Customer will repair or replace any defective or non-conforming CFM both before and after its consumption in the VEM's manufacturing process and [. . . *** . . .].

        *** Confidential Treatment Requested

7.
VEM will process and control CFM in the same manner as material and components owned by VEM. VEM will use its standard cycle count systems (based upon Invoice Price) for monitoring CFM after receipt. CFM will be stocked systemically for identification on reports and for process use.

8.
Customer shall retain title and risk of loss for CFM until it is consumed by VEM in the manufacturing process. Customer shall at all times insure CFM for its replacement value. Upon removal from consignment inventory for consumption in VEM's manufacturing process, title and risk of loss shall pass to VEM.

9.
VEM will provide Customer a list of CFM consumed and remaining CFM consignment inventory on a monthly basis. Customer will invoice VEM for CFM consumed as indicated on the CFM Report. VEM shall pay Customer the Invoice Price for consumed CFM net 30 of receipt of Customer's correct and complete invoice.

10.
VEM will make commercially reasonable efforts to use CFM for the manufacture of Products under the Purchase Agreement before procuring and utilizing new materials and components for such manufacture.

11.
VEM will process CFM in accordance with VEM's standard procedures for determining and managing Excess and Obsolete Inventory ("E&O Inventory"). VEM will return CFM to Customer at Customer's expense in a timely manner if such CFM becomes E&O Inventory, if either Party terminates this Agreement, or upon Customer's request.

12.
Neither Customer nor VEM shall be liable to the other for failure to perform any obligation under this Agreement to the extent such failure to perform is due to labor unrest, riot, war, fire, accident, weather or other natural disasters, lack of energy supplies, supplier delays, compliance with law, failure to obtain all necessary licenses, permits or approvals after reasonable efforts, or any unforeseen circumstances or other causes beyond such party's reasonable control.

13.
This Agreement shall be governed and interpreted in accordance with the laws of the State of California, excluding its rules governing conflicts of laws.

14.
This Agreement and the Purchase Agreement set forth the entire agreement between VEM and Customer with respect to their subject matter and supersede all previous written or oral agreements and understandings. This Agreement and the Purchase Agreement shall be construed so as to be consistent with each other to the maximum extent practicable; however, to the extent of any conflict, the provisions of the Purchase Agreement shall control. This Agreement may not be amended nor may compliance with any provision herein or therein be waived, except by a written document duly and validly executed by both parties, or in the case of a waiver, the party waiving compliance. Any part of this Agreement held to be void, invalid or unenforceable shall be treated as severable, leaving valid the remainder.

CUSTOMER:		VARIAN, INC.
By:	/s/ [Illegible]	By:	/s/ [Illegible]	9-13-04
Title:	SR. V.P. Operations	Title:	Vice President

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  Exhibit 10.21
CONSIGNMENT INVENTORY AGREEMENT